EXHIBIT 2.3

AMENDMENT NUMBER TWO TO

STOCK PURCHASE AGREEMENT

AND AMENDMENT TO PLEDGE AGREEMENT

This Amendment Number Two (“Amendment Number Two”) to that certain Stock Purchase Agreement (the “Agreement”), entered into as of April 30, 2004, by and among Pulse Healthcare Staffing, Inc., a California corporation (the “Company”), Eric Allison, individually and in his capacity as the Seller Representative (“Mr. Allison”), Gloria Valdovino (“Ms. Valdovino”) and David Laird (“Mr. Laird” and, together with Mr. Allison and Ms. Valdovino, the “Sellers”) and World Health Alternatives, Inc., a Florida corporation (“Buyer”) which incorporates an amendment to that certain Pledge Agreement (the “Pledge Amendment”), effective as of May 19, 2004, by and among the Company, the Sellers and Buyer, is made and entered into as of May 28, 2004 by and among the Sellers, as creditors, and Buyer, as debtor.

RECITALS

A. The Company, Sellers, Mr. Tyler Covey and Buyer entered into Amendment Number One to Stock Purchase Agreement, effective as of May 19, 2004 (“Amendment Number One”), which amended the Agreement as of such date in order to adopt a mechanism by which the stock purchase described in the Agreement could be closed in advance of the initially established closing deadline.

B. Each of the Company, Sellers and Buyer wishes to modify certain terms of the Agreement, as amended by Amendment Number One, on the terms and subject to the conditions set forth in this Amendment Two, and also to amend certain terms of the Pledge Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations contained in this Amendment Number Two and the Agreement as amended by Amendment Number One, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Except as may be expressly provided in this Amendment Number Two, all capitalized terms used in this Amendment Number Two which are defined in the Agreement shall have the same meanings in this Amendment Number Two as in the Agreement.

2. Amendment to Section 1.01. Section 1.01 of the Agreement is hereby amended and restated to read in its entirety as follows:

“1.01. Purchase and Sale of Shares held by Eric Allison.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Mr. Allison will sell, transfer and deliver to Buyer, and Buyer will purchase and accept from Mr. Allison, all of Mr. Allison’s rights, title and interest in and to the Shares held by Mr. Allison (the “Allison Shares”), free and clear of any Liens; provided, however, that Buyer shall execute and deliver a pledge agreement pledging the Shares as security for the payment of the Subsequent Allison Closing Payment (as defined below), the Subsequent Non-Management Shareholders Closing Payment (as defined below) and the Subsequent Valdovino Closing Payment (as defined below) (the “Pledge Agreement”).

(b) In consideration for the sale and delivery to Buyer of the Allison Shares, Buyer agrees to pay to Mr. Allison an aggregate purchase price of $12,303,000 plus the Allison Stock Consideration, as the same may be adjusted pursuant to the adjustment procedures described in Section 1.04 and Section 1.05, subject to Buyer’s rights of set-off as described in Article VIII (the “Allison Purchase Price”), due and payable as follows:

(i) at the Closing, Buyer will pay to Mr. Allison $438,000 by wire transfer or other immediately available funds (the “Initial Allison Closing Payment”);

(ii) as soon as practicable following the Closing and in no event later than June 14, 2004, Buyer will pay to Mr. Allison $8,615,000 by wire transfer or other immediately available funds (the “Subsequent Allison Closing Payment”);

(iii) upon the payment of the Subsequent Allison Closing Payment, Buyer will deliver $1,250,000 by wire transfer or other immediately available funds (the “Escrow Fund”) to an institutional escrow agent with offices in Pittsburgh, Pennsylvania that is reasonably acceptable to Buyer and the Seller Representative (the “Escrow Agent”) to be held or disbursed in accordance with the terms of an Escrow Agreement, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”);

(iv) at the Closing, Buyer will issue to Mr. Allison 100,000 shares of non-registered common stock of Buyer (the “Allison Stock Consideration”) and Buyer will direct its stock transfer agent to deliver to Mr. Allison within five (5) business days of the Closing Date a certificate representing ownership by Mr. Allison of the Allison Stock Consideration;

(v) on the date which is six (6) months following the Closing Date, Buyer will pay to Mr. Allison $1,000,000 by wire transfer or other immediately available funds; and

(vi) on the first anniversary after the Closing Date, Buyer will pay to Mr. Allison $1,000,000 by wire transfer or other immediately available funds.”

3. Amendment to Section 1.02. Section 1.02 of the Agreement is hereby amended and restated to read in its entirety as follows:

“1.02. Purchase and Sale of Shares held by Non-Management Shareholders; Additional Consideration.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Non-Management Shareholders will sell, transfer and deliver to Buyer, and Buyer will purchase and accept from the Non-Management Shareholders, all of the Non-Management Shareholders’ rights, title and interest in and to the Shares held by the Non-Management Shareholders (the “Non-Management Shareholders Shares”), free and clear of any Liens other than the lien created under the Pledge Agreement.

(b) In consideration for the sale and delivery to Buyer of the Non-Management Shareholders Shares other than those held by Ms. Gloria Valdovino (“Ms. Valdovino”), at the Closing, Buyer agrees to pay to the Non-Management Shareholders (other than Ms. Valdovino) an aggregate payment of $512,000 (the “Initial Non-Management Shareholders Closing Payment”) by wire transfer or other immediately available funds to the Non-Management Shareholders in such amounts as are set forth on Schedule 1.02(b)(i) attached hereto.

(c) In consideration for the sale and delivery to Buyer of the Non-Management Shareholders Shares held by Ms. Valdovino, at the Closing, Buyer agrees to pay to Ms. Valdovino by wire transfer or other immediately available funds an aggregate payment of $50,000 (the “Initial Valdovino Closing Payment and, together with the Initial Allison Closing Payment and the Initial Non-Management Shareholders Closing Payment, the “Initial Closing Payment”) and Buyer will issue to Ms. Valdovino 100,000 shares of non-registered common stock of Buyer (the “Valdovino Stock Consideration” and, together with the Allison Stock Consideration, the “Restricted Stock Consideration”) and Buyer will direct its stock transfer agent to deliver to Ms. Valdovino within five (5) business days of the Closing Date a certificate representing ownership by Ms. Valdovino of the Valdovino Stock Consideration.

(d) As soon as practicable following the Closing and in no event later than May 28, 2004, as additional consideration for the Non-Management Shareholders Shares other than those held by Ms. Valdovino, Buyer will pay to the Non-Management Shareholders (other than Ms. Valdovino) an aggregate payment of $50,000 by wire transfer or other immediately available funds (the “First Subsequent Non-Management Shareholders Closing Payment”).

(e) As soon as practicable following the Closing and in no event later than May 28, 2004, as additional consideration for the Non-Management Shareholders Shares held by Ms. Valdovino, Buyer will pay to Ms. Valdovino an aggregate payment of $250,000 by wire transfer or other immediately available funds (the “First Subsequent Valdovino Closing Payment”).

(f) As soon as practicable following the Closing and in no event later than June 14, 2004, as additional consideration for the Non-Management Shareholders Shares other than those held by Ms. Valdovino, Buyer will pay to the Non-Management Shareholders (other than Ms. Valdovino) an aggregate payment of $550,000 by wire transfer or other immediately available funds (the “Second Subsequent Non-Management Shareholders Closing Payment”).

(g) As soon as practicable following the Closing and in no event later than June 14, 2004, as additional consideration for the Non-Management Shareholders Shares held by Ms. Valdovino, Buyer will pay to Ms. Valdovino an aggregate payment of $450,000 by wire transfer or other immediately available funds (the “Second Subsequent Valdovino Closing Payment” and, together with the Initial Closing Payment, the Subsequent Allison Closing Payment, the First Subsequent Valdovino Closing Payment, the First and Second Subsequent Non-Management Shareholders Closing Payment and the Restricted Stock Consideration, the “Purchase Price”).”

4. Amendment to Section 9.07. References in Section 9.07 of the Agreement to “May 31, 2004” are hereby amended to read “June 14, 2004”.

5. Amendment to Schedule 1.02(b)(i). Schedule 1.02(b)(i) is hereby amended to read in its entirety as follows:

Schedule 1.02(b)(i)

Non-Management Shareholder Name	Amount to be Paid under Section 1.02(b), 1.02(d) and 1.02(f)
Initial Non-Management Shareholders Closing Payment
David Laird	$50,000
Tyler Covey	$462,000.00
Total	$512,000.00

First and Second Subsequent Non- Management Shareholders Closing Payment
David Laird	$600,000
Tyler Covey	$0
Total	$600,000

6. Payment Delay Penalty.

(a) In the event that the balance of the Purchase Price remains unpaid as of June 14, 2004, Buyer shall pay to the Sellers an amount equal to one half of one percent (0.5%) of the unpaid balance of the Purchase Price as of June 14, 2004 and shall increase the penalty by an equal amount for each subsequent fourteen (14) day period in which any balance of the Purchase Price remains outstanding (the “Payment Delay Penalty”).

(b) Notwithstanding Section 6(a) above, the payments set forth in Sections 1.01(b)(v) and 1.01(b)(vi) shall not be subject to the Payment Delay Penalty.

(c) In no event shall the Payment Delay Penalty be imposed at a rate in excess of the rate authorized by applicable law.

7. Amendment to Section 3 of Pledge Agreement. Section 3 of the Pledge Agreement is hereby amended and restated to read in its entirety as follows:

“3. The Indebtedness consists of (i) Debtor’s obligation to deliver and pay to Creditors, no later than June 14, 2004, the full amount described as the Subsequent Allison Closing Payment, the Second Subsequent Non-Management Shareholders Closing Payment and the Second Subsequent Valdovino Closing Payment (collectively, the “Subsequent Closing Payments”) in that Amendment Number Two to Stock Purchase Agreement, by and among Pulse Healthcare Staffing, Inc., a California corporation, Creditors and Debtor, dated as of May 28, 2004 (the “Purchase Agreement”) and (ii) all of Debtor’s obligations under this Pledge Agreement.

8. Extension of Employment Benefits for Ms. Valdovino. Buyer shall extend any insurance coverage or other non-salary employment benefits for Ms. Valdovino, as they were in effect immediately prior to the Closing Date, through December 31, 2004. Such benefits shall be provided at Buyer’s expense, and shall not be considered an offset or reduction to any escrow amount or other payment that is payable to Mr. Allison or any other employees or Non-Management Shareholders.

9. Signatories to Amendment Number Two. The parties to this Amendment Number Two agree and acknowledge that all payments due to Tyler Covey have been made as of the effective date of this Amendment Number Two, and that this Amendment Number Two shall therefore be effective without the separate signature of Tyler Covey.

10. Conflict. In the event of any conflict between the provisions of this Amendment Number Two and the Agreement, as amended by Amendment Number One, or the Pledge Agreement, the provisions of this Amendment Number Two shall prevail and the provisions of the Agreement and the Pledge Agreement shall be deemed modified by this Amendment Number Two as necessary to resolve such conflict.

11. Effect of Amendment. Except as expressly amended by this Amendment Number Two, Amendment Number One and/or by the preceding sentence, the terms and provisions of the Agreement and the Pledge Agreement shall continue in full force and effect.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO AMENDMENT NUMBER TWO TO

STOCK PURCHASE AGREEMENT

AND AMENDMENT TO PLEDGE AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment Number Two to Stock Purchase Agreement as of the date first set forth above.

BUYER

WORLD HEALTH ALTERNATIVES, INC., as Buyer and as Debtor under the Pledge Agreement

By	/s/ Richard E. McDonald
Richard E. McDonald
President

COMPANY

PULSE HEALTHCARE STAFFING, INC.

By:	/s/ Eric Allison
Title:	President

SELLERS

/s/ Eric Allison
Eric Allison, individually as a Seller and in his capacity as the Seller Representative and as a Creditor under the Pledge Agreement

/s/ Gloria Valdovino
Gloria Valdovino, individually as a Seller and as a Creditor under the Pledge Agreement

/s/ David Laird
David Laird, individually as a Seller and in his capacity as the alternate Seller Representative and as a Creditor under the Pledge Agreement

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